Marsh McLennan 1166 Avenue of the Americas New York, New York 10036-2774 212 345 5000 www.marshmclennan.com

NEWS RELEASE	Exhibit 99.1

MARSH McLENNAN REPORTS FIRST QUARTER 2023 RESULTS
GAAP Revenue Increases 7%; Underlying Revenue Rises 9%
Growth in GAAP Operating Income of 19% and Adjusted Operating Income of 13%
First Quarter GAAP EPS Rises 18% to $2.47 and Adjusted EPS Increases 10% to $2.53

NEW YORK, April 20, 2023 – Marsh McLennan (NYSE: MMC), the world’s leading professional services firm in the areas of risk, strategy and people, today reported financial results for the first quarter ended March 31, 2023.
Commenting on the results, John Doyle, President and CEO, said: "Marsh McLennan is off to a strong start in 2023. For the first quarter, we generated 9% underlying revenue growth, grew adjusted EPS by 10%, and expanded our margin."
"We have momentum across our business and are well positioned for another good year, reflecting the importance of the work we do for our clients and excellent execution on the part of our colleagues."
Consolidated Results
Consolidated revenue in the first quarter of 2023 was $5.9 billion, an increase of 7% compared with the first quarter of 2022. On an underlying basis, revenue increased 9%. Operating income was $1.7 billion, an increase of 19% from the prior year. Adjusted operating income, which excludes noteworthy items as presented in the attached supplemental schedules, rose 13% to $1.8 billion. Net income attributable to the Company was $1.2 billion, or $2.47 per diluted share, compared with $2.10 in the first quarter of 2022. Adjusted earnings per share rose 10% to $2.53 per diluted share compared with $2.30 a year ago.

Risk & Insurance Services
Risk & Insurance Services revenue was $3.9 billion in the first quarter of 2023, an increase of 10%, or 11% on an underlying basis. Operating income rose 24% to $1.4 billion, and adjusted operating income was $1.4 billion, an increase of 17% versus a year ago.
Marsh's revenue in the first quarter was $2.7 billion, an increase of 9% on an underlying basis. In U.S./Canada, underlying revenue rose 7%. International operations produced underlying revenue growth of 10%, reflecting 11% growth in Asia Pacific, 10% growth in EMEA, and 10% growth in Latin America.
Guy Carpenter's revenue in the first quarter was $1.1 billion, an increase of 10% on an underlying basis.
Consulting
Consulting revenue was $2.0 billion in the first quarter of 2023, an increase of 1%, or 5% on an underlying basis. Operating income increased 5% to $411 million, while adjusted operating income increased 1% to $406 million.
Mercer's revenue in the first quarter was $1.3 billion, an increase of 7% on an underlying basis. Health revenue of $545 million increased 12% on an underlying basis. Wealth revenue of $581 million increased 2% on an underlying basis. Career revenue of $218 million was up 12% on an underlying basis.
Oliver Wyman’s revenue in the first quarter was $687 million, flat on an underlying basis.
Other Items
The Company repurchased 1.8 million shares of stock for $300 million in the first quarter of 2023.
In the first quarter of 2023, the Company issued $600 million of 30-year senior notes.
In April, Mercer Australia completed the merger of BT Super into the Mercer Super Trust, as well as the acquisition of Advance Asset Management Limited.

Conference Call
A conference call to discuss first quarter 2023 results will be held today at 8:30 a.m. Eastern time. The live audio webcast may be accessed at marshmclennan.com. A replay of the webcast will be available approximately two hours after the event. The webcast is listen-only. Those interested in participating in the question-and-answer session may register here to receive the dial-in numbers and unique PIN to access the call.
About Marsh McLennan
Marsh McLennan (NYSE: MMC) is the world’s leading professional services firm in the areas of risk, strategy and people. The Company’s more than 85,000 colleagues advise clients in 130 countries. With annual revenue of over $20 billion, Marsh McLennan helps clients navigate an increasingly dynamic and complex environment through four market-leading businesses. Marsh provides data-driven risk advisory services and insurance solutions to commercial and consumer clients. Guy Carpenter develops advanced risk, reinsurance and capital strategies that help clients grow profitably and pursue emerging opportunities. Mercer delivers advice and technology-driven solutions that help organizations redefine the world of work, reshape retirement and investment outcomes, and unlock health and well being for a changing workforce. Oliver Wyman serves as a critical strategic, economic and brand advisor to private sector and governmental clients. For more information, visit marshmclennan.com or follow us on LinkedIn and Twitter.

INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS
This press release contains "forward-looking statements," as defined in the Private Securities Litigation Reform Act of 1995. These statements, which express management's current views concerning future events or results, use words like "anticipate," "assume," "believe," "continue," "estimate," "expect," "intend," "plan," "project" and similar terms, and future or conditional tense verbs like "could," "may," "might," "should," "will" and "would".
Forward-looking statements are subject to inherent risks and uncertainties that could cause actual results to differ materially from those expressed or implied in our forward-looking statements. Factors that could materially affect our future results include, among other things:
•the impact of geopolitical or macroeconomic conditions on us, our clients and the countries and industries in which we operate, including from conflicts such as the war in Ukraine, slower GDP growth or recession, capital markets volatility, instability in the banking sector and inflation;
•the increasing prevalence of ransomware, supply chain and other forms of cyber attacks, and their potential to disrupt our operations, or the operations of our third party vendors, and result in the disclosure of confidential client or company information;
•the impact from lawsuits or investigations arising from errors and omissions, breaches of fiduciary duty or other claims against us in our capacity as a broker or investment advisor, including claims related to our investment business’ ability to execute timely trades;
•the financial and operational impact of complying with laws and regulations, including domestic and international sanctions regimes, anti-corruption laws such as the U.S. Foreign Corrupt Practices Act, U.K. Anti Bribery Act and cybersecurity and data privacy regulations;
•our ability to attract, retain and develop industry leading talent;
•our ability to compete effectively and adapt to competitive pressures in each of our businesses, including from disintermediation as well as technological change, digital disruption and other types of innovation;
•our ability to manage potential conflicts of interest, including where our services to a client conflict, or are perceived to conflict, with the interests of another client or our own interests;
•the impact of changes in tax laws, guidance and interpretations, such as the implementation of the Organization for Economic Cooperation and Development international tax framework, or disagreements with tax authorities; and
•the regulatory, contractual and reputational risks that arise based on insurance placement activities and insurer revenue streams.
The factors identified above are not exhaustive. Marsh McLennan and its subsidiaries (collectively, the "Company") operate in a dynamic business environment in which new risks emerge frequently. Accordingly, we caution readers not to place undue reliance on any forward-looking statements, which are based only on information currently available to us and speak only as of the dates on which they are made. The Company undertakes no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date on which it is made.
Further information concerning Marsh McLennan and its businesses, including information about factors that could materially affect our results of operations and financial condition, is contained in the Company's filings with the Securities and Exchange Commission, including the "Risk Factors" section and the "Management’s Discussion and Analysis of Financial Condition and Results of Operations" section of our most recently filed Annual Report on Form 10-K.

Marsh & McLennan Companies, Inc.
Consolidated Statements of Income
(In millions, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2023	2022
Revenue	$5,924	$5,549
Expense:
Compensation and benefits	3,207	3,100
Other operating expenses	991	1,004
Operating expenses	4,198	4,104
Operating income	1,726	1,445
Other net benefit credits	58	62
Interest income	14	1
Interest expense	(136)	(110)
Investment income	2	26
Income before income taxes	1,664	1,424
Income tax expense	412	338
Net income before non-controlling interests	1,252	1,086
Less: Net income attributable to non-controlling interests	17	15
Net income attributable to the Company	$1,235	$1,071
Net income per share attributable to the Company:
- Basic	$2.50	$2.13
- Diluted	$2.47	$2.10
Average number of shares outstanding:
- Basic	495	503
- Diluted	500	509
Shares outstanding at March 31	495	502

Marsh & McLennan Companies, Inc.
Supplemental Information - Revenue Analysis
Three Months Ended March 31
(Millions) (Unaudited)
The Company conducts business in 130 countries. As a result, foreign exchange rate movements may impact period-to-period comparisons of revenue. Similarly, certain other items such as acquisitions and dispositions, including transfers among businesses, may impact period-to-period comparisons of revenue. Non-GAAP underlying revenue measures the change in revenue from one period to the next by isolating these impacts.

				Components of Revenue Change*
	Three Months Ended March 31,		% Change GAAP Revenue*	Currency Impact	Acquisitions/ Dispositions/ Other Impact**	Non-GAAP Underlying Revenue
	2023	2022
Risk and Insurance Services
Marsh	$2,744	$2,546	8%	(3)%	2%	9%
Guy Carpenter	1,071	999	7%	(2)%	(1)%	10%
Subtotal	3,815	3,545	8%	(3)%	1%	9%
Fiduciary interest income	91	4
Total Risk and Insurance Services	3,906	3,549	10%	(3)%	1%	11%
Consulting
Mercer	1,344	1,343	—	(4)%	(3)%	7%
Oliver Wyman Group	687	667	3%	(2)%	5%	—
Total Consulting	2,031	2,010	1%	(3)%	(1)%	5%
Corporate Eliminations	(13)	(10)
Total Revenue	$5,924	$5,549	7%	(3)%	1%	9%

Revenue Details
The following table provides more detailed revenue information for certain of the components presented above:

				Components of Revenue Change*
	Three Months Ended March 31,		% Change GAAP Revenue*	Currency Impact	Acquisitions/ Dispositions/ Other Impact**	Non-GAAP Underlying Revenue
	2023	2022
Marsh:
EMEA (a)	$932	$869	7%	(6)%	3%	10%
Asia Pacific (a)	312	294	6%	(5)%	—	11%
Latin America	115	104	11%	—	—	10%
Total International	1,359	1,267	7%	(5)%	2%	10%
U.S./Canada	1,385	1,279	8%	—	2%	7%
Total Marsh	$2,744	$2,546	8%	(3)%	2%	9%
Mercer:
Wealth	$581	$617	(6)%	(5)%	(4)%	2%
Health	545	524	4%	(3)%	(5)%	12%
Career	218	202	8%	(4)%	—	12%
Total Mercer	$1,344	$1,343	—	(4)%	(3)%	7%

(a)Starting In the first quarter of 2023, the Company began reporting the Marsh India operations in EMEA. Prior year results for India have been reclassified from Asia Pacific to EMEA for comparative purposes.

* Rounded to whole percentages. Components of revenue may not add due to rounding.
** Acquisitions, dispositions, and other includes the impact of current and prior year items excluded from the calculation of non-GAAP underlying revenue for comparability purposes. Details on these items are provided in the reconciliation of non-GAAP revenue to GAAP revenue tables included in this release.

Marsh & McLennan Companies, Inc.
Reconciliation of Non-GAAP Measures
Three Months Ended March 31
(Millions) (Unaudited)

Overview
The Company reports its financial results in accordance with accounting principles generally accepted in the United States (referred to in this release as in accordance with "GAAP" or "reported" results). The Company also refers to and presents certain additional non-GAAP financial measures, within the meaning of Regulation G and item 10(e) Regulation S-K in accordance with the Securities Exchange Act of 1934. These measures are: non-GAAP revenue, adjusted operating income (loss), adjusted operating margin, adjusted income, net of tax and adjusted earnings per share (EPS). The Company has included reconciliations of these non-GAAP financial measures to the most directly comparable financial measure calculated in accordance with GAAP in the following tables.

The Company believes these non-GAAP financial measures provide useful supplemental information that enables investors to better compare the Company’s performance across periods. Management also uses these measures internally to assess the operating performance of its businesses and to decide how to allocate resources. However, investors should not consider these non-GAAP measures in isolation from, or as a substitute for, the financial information that the Company reports in accordance with GAAP. The Company's non-GAAP measures include adjustments that reflect how management views its businesses, and may differ from similarly titled non-GAAP measures presented by other companies.
Adjusted Operating Income (Loss) and Adjusted Operating Margin
Adjusted operating income (loss) is calculated by excluding the impact of certain noteworthy items from the Company's GAAP operating income (loss). The following tables identify these noteworthy items and reconcile adjusted operating income (loss) to GAAP operating income (loss), on a consolidated and reportable segment basis, for the three months ended March 31, 2023 and 2022. The following tables also present adjusted operating margin. For the three months ended March 31, 2023 and 2022, adjusted operating margin is calculated by dividing the sum of adjusted operating income and identified intangible asset amortization by consolidated or segment adjusted revenue. The Company's adjusted revenue used in the determination of adjusted operating margin is calculated by excluding the impact of certain noteworthy items from the Company's GAAP revenue.

	Risk & Insurance Services	Consulting	Corporate/ Eliminations	Total
Three Months Ended March 31, 2023
Operating income (loss)	$1,395	$411	$(80)	$1,726
Operating margin	35.7%	20.2%	N/A	29.1%
Add (deduct) impact of noteworthy items:
Restructuring, excluding JLT (a)	19	9	12	40
Changes in contingent consideration (b)	6	1	—	7
JLT integration and restructuring costs (c)	13	—	—	13
JLT legacy legal charges (d)	—	(51)	—	(51)
Pre-acquisition related costs (e)	—	17	—	17
Disposal of business (f)	—	19	—	19
Operating income adjustments	38	(5)	12	45
Adjusted operating income (loss)	$1,433	$406	$(68)	$1,771
Total identified intangible amortization expense	$74	$11	$—	$85
Adjusted operating margin	38.6%	20.3%	N/A	31.2%

Three Months Ended March 31, 2022
Operating income (loss)	$1,121	$392	$(68)	$1,445
Operating margin	31.6%	19.5%	N/A	26.0%
Add (deduct) impact of noteworthy items:
Restructuring, excluding JLT (a)	9	2	7	18
Changes in contingent consideration (b)	10	—	—	10
JLT integration and restructuring costs (c)	6	5	1	12
JLT legacy legal charges (d)	—	(10)	—	(10)
JLT acquisition-related costs and other (g)	12	1	—	13
Legal claims (h)	30	—	—	30
Deconsolidation of Russian businesses and other related charges (i)	40	12	—	52
Operating income adjustments	107	10	8	125
Adjusted operating income (loss)	$1,228	$402	$(60)	$1,570
Total identified intangible amortization expense	$78	$13	$—	$91
Adjusted operating margin	36.5%	20.6%	N/A	29.7%

(a)In 2023, costs primarily include severance and lease exit charges for activities focused on workforce actions, rationalization of technology and functional resources, and reductions in real estate. Costs also reflect charges for Marsh's operational excellence program.
(b)Change in fair value of contingent consideration related to acquisitions and dispositions measured each quarter.
(c)Reflects adjustments to restructuring liabilities for future rent under non-cancelable leases for a legacy JLT U.K. location.
(d)Reflects insurance and indemnity recoveries for a legacy JLT E&O matter relating to suitability of advice provided to individuals for defined benefit pension transfers in the U.K.
(e)Integration costs for the Westpac superannuation fund transaction in Australia, which closed on April 1, 2023.
(f)Loss on sale of a small individual financial advisory business in Canada. This amount is included in revenue in the consolidated statements of income and excluded from non-GAAP revenue and adjusted revenue used in the calculation of adjusted operating margin.
(g)Retention costs and legal charges related to the acquisition of JLT.
(h)Settlement charges and legal costs related to strategic recruiting.
(i)Loss on deconsolidation of Russian businesses and other related charges. The loss on deconsolidation of $39 million is included in revenue in the consolidated statements of income and excluded from non-GAAP revenue and adjusted revenue used in the calculation of adjusted operating margin. The remaining expense charges of $13 million are included in other operating expenses in the consolidated statements of income.

Marsh & McLennan Companies, Inc.
Reconciliation of Non-GAAP Measures
Three Months Ended March 31
(In millions, except per share data)
(Unaudited)

Adjusted income, net of tax is calculated as the Company's GAAP income from continuing operations, adjusted to reflect the after tax impact of the operating income adjustments in the preceding tables and the additional items listed below. Adjusted EPS is calculated by dividing the Company’s adjusted income, net of tax, by the average number of shares outstanding-diluted for the relevant period. The following tables reconcile adjusted income, net of tax to GAAP income from continuing operations and adjusted EPS to GAAP EPS for the three months ended March 31, 2023 and 2022.

	Three Months Ended March 31, 2023			Three Months Ended March 31, 2022
	Amount		Adjusted EPS	Amount		Adjusted EPS
Net income before non-controlling interests, as reported		$1,252			$1,086
Less: Non-controlling interest, net of tax		17			15
Subtotal		$1,235	$2.47		$1,071	$2.10
Operating income adjustments	$45			$125
Investments adjustment (a)	2			(9)
Income tax effect of adjustments (b)	(16)			(18)
		31	0.06		98	0.20
Adjusted income, net of tax		$1,266	$2.53		$1,169	$2.30

(a)Represents mark-to-market losses and gains. (b)For items with an income tax impact, the tax effect was calculated using an effective tax rate based on the tax jurisdiction for each item.

Marsh & McLennan Companies, Inc.
Supplemental Information
Three Months Ended March 31
(Millions) (Unaudited)

	Three Months Ended March 31,
	2023	2022
Consolidated
Compensation and benefits	$3,207	$3,100
Other operating expenses	991	1,004
Total expenses	$4,198	$4,104

Depreciation and amortization expense	$84	$89
Identified intangible amortization expense	85	91
Total	$169	$180

Risk and Insurance Services
Compensation and benefits	$1,880	$1,801
Other operating expenses	631	627
Total expenses	$2,511	$2,428

Depreciation and amortization expense	$37	$43
Identified intangible amortization expense	74	78
Total	$111	$121

Consulting
Compensation and benefits	$1,168	$1,164
Other operating expenses	452	454
Total expenses	$1,620	$1,618

Depreciation and amortization expense	$21	$26
Identified intangible amortization expense	11	13
Total	$32	$39

Marsh & McLennan Companies, Inc.
Consolidated Balance Sheets
(Millions)

	(Unaudited) March 31, 2023	December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$1,006	$1,442
Net receivables	6,700	5,852
Other current assets	1,407	1,005
Total current assets	9,113	8,299

Goodwill and intangible assets	18,752	18,788
Fixed assets, net	867	871
Pension related assets	2,200	2,127
Right of use assets	1,586	1,562
Deferred tax assets	369	358
Other assets	1,471	1,449
TOTAL ASSETS	$34,358	$33,454

LIABILITIES AND EQUITY
Current liabilities:
Short-term debt	$2,111	$268
Accounts payable and accrued liabilities	3,406	3,278
Accrued compensation and employee benefits	1,443	3,095
Current lease liabilities	306	310
Accrued income taxes	356	221
Dividends payable	292	—
Total current liabilities	7,914	7,172

Fiduciary liabilities	10,834	10,660
Less - cash and cash equivalents held in a fiduciary capacity	(10,834)	(10,660)
	—	—
Long-term debt	10,841	11,227
Pension, post-retirement and post-employment benefits	896	921
Long-term lease liabilities	1,723	1,667
Liabilities for errors and omissions	355	355
Other liabilities	1,433	1,363

Total equity	11,196	10,749
TOTAL LIABILITIES AND EQUITY	$34,358	$33,454

Marsh & McLennan Companies, Inc.
Consolidated Statements of Cash Flows
(Millions) (Unaudited)

	Three Months Ended March 31,

	2023	2022
Operating cash flows:
Net income before non-controlling interests	$1,252	$1,086
Adjustments to reconcile net income to cash provided by operations:
Depreciation and amortization	169	180
Non-cash lease expense	73	77
Deconsolidation of Russian businesses	—	39
Share-based compensation expense	99	105
Net loss (gain) on investments, disposition of assets and other	27	(17)

Changes in assets and liabilities:
Accrued compensation and employee benefits	(1,670)	(1,528)
Provision for taxes, net of payments and refunds	189	144
Net receivables	(775)	(429)
Other changes to assets and liabilities	(29)	(150)
Contributions to pension and other benefit plans in excess of current year credit	(75)	(125)
Operating lease liabilities	(79)	(84)
Net cash used for operations	(819)	(702)
Financing cash flows:
Purchase of treasury shares	(300)	(500)
Borrowings from term-loan and credit facilities	250	—
Net proceeds from issuance of commercial paper	594	825
Proceeds from issuance of debt	589	—
Repayments of debt	(4)	(4)
Net issuance of common stock from treasury shares	(94)	(100)
Net distributions of non-controlling interests and deferred/contingent consideration	(14)	(20)
Dividends paid	(296)	(272)
Increase in fiduciary liabilities	48	926
Net cash provided by financing activities	773	855
Investing cash flows:
Capital expenditures	(84)	(122)
Purchases of long term investments and other	(1)	(9)
Dispositions	(20)	(4)
Acquisitions, net of cash and cash held in a fiduciary capacity acquired	(263)	(24)
Net cash used for investing activities	(368)	(159)
Effect of exchange rate changes on cash, cash equivalents, and cash and cash equivalents held in a fiduciary capacity	152	(136)
Decrease in cash, cash equivalents, and cash and cash equivalents held in a fiduciary capacity	(262)	(142)
Cash, cash equivalents, and cash and cash equivalents held in a fiduciary capacity at beginning of period	12,102	11,375
Cash, cash equivalents, and cash and cash equivalents held in a fiduciary capacity at end of period	$11,840	$11,233

Reconciliation of cash, cash equivalents, and cash and cash equivalents held in a fiduciary capacity to the Consolidated Balance Sheets
Balance at March 31,	2023	2022
(In millions)
Cash and cash equivalents	$1,006	$772
Cash and cash equivalents held in a fiduciary capacity	10,834	10,461
Total cash, cash equivalents, and cash and cash equivalents held in a fiduciary capacity	$11,840	$11,233

Marsh & McLennan Companies, Inc.
Reconciliation of Non-GAAP Measures
Three Months Ended March 31
(Millions) (Unaudited)
Non-GAAP revenue isolates the impact of foreign exchange rate movements and certain transaction-related items from the current period GAAP revenue. The non-GAAP revenue measure is presented on a constant currency basis, excluding the impact of foreign currency fluctuations. The Company isolates the impact of foreign exchange rate movements period over period, by translating the current period foreign currency GAAP revenue into U.S. Dollars based on the difference in the current and corresponding prior period exchange rates. Similarly, certain other items such as acquisitions and dispositions, including transfers among businesses, may impact period over period comparisons of revenue and are consistently excluded from current and prior period GAAP revenues for comparability purposes. Percentage changes, referred to as non-GAAP underlying revenue, are calculated by dividing the period over period change in non-GAAP revenue by the prior period non-GAAP revenue.
The following table provides the reconciliation of GAAP revenue to non-GAAP revenue:

	2023				2022
Three Months Ended March 31,	GAAP Revenue	Currency Impact	Acquisitions/ Dispositions/ Other Impact	Non-GAAP Revenue	GAAP Revenue	Acquisitions/ Dispositions/ Other Impact	Non-GAAP Revenue
Risk and Insurance Services
Marsh (a)	$2,744	$71	$(24)	$2,791	$2,546	$22	$2,568
Guy Carpenter	1,071	18	(14)	1,075	999	(19)	980
Subtotal	3,815	89	(38)	3,866	3,545	3	3,548
Fiduciary interest income	91	2	—	93	4	—	4
Total Risk and Insurance Services	3,906	91	(38)	3,959	3,549	3	3,552
Consulting
Mercer (b)	1,344	50	19	1,413	1,343	(27)	1,316
Oliver Wyman Group (a)	687	16	(24)	679	667	11	678
Total Consulting	2,031	66	(5)	2,092	2,010	(16)	1,994
Corporate Eliminations	(13)	—	—	(13)	(10)	—	(10)
Total Revenue	$5,924	$157	$(43)	$6,038	$5,549	$(13)	$5,536

(a)Acquisitions, dispositions, and other in 2022 includes the loss on deconsolidation of the Company's Russian businesses at Marsh of $27 million and Oliver Wyman Group of $12 million.
(b)Acquisitions, dispositions and other in 2023 includes the loss on sale of a small individual financial advisory business in Canada of $19 million.

Revenue Details
The following table provides more detailed revenue information for certain of the components presented above:

	2023				2022
Three Months Ended March 31,	GAAP Revenue	Currency Impact	Acquisitions/Dispositions/ Other Impact	Non-GAAP Revenue	GAAP Revenue	Acquisitions/ Dispositions/ Other Impact	Non-GAAP Revenue
Marsh:
EMEA (c) (d)	$932	$50	$(3)	$979	$869	$22	$891
Asia Pacific (c)	312	15	(1)	326	294	—	294
Latin America	115	—	—	115	104	—	104
Total International	1,359	65	(4)	1,420	1,267	22	1,289
U.S./Canada	1,385	6	(20)	1,371	1,279	—	1,279
Total Marsh	$2,744	$71	$(24)	$2,791	$2,546	$22	$2,568
Mercer:
Wealth (e)	$581	$28	$21	$630	$617	$(2)	$615
Health	545	14	(1)	558	524	(25)	499
Career	218	8	(1)	225	202	—	202
Total Mercer	$1,344	$50	$19	$1,413	$1,343	$(27)	$1,316

(c)Starting in the first quarter of 2023, the Company began reporting the Marsh India operations in EMEA. Prior year results for India have been reclassified from Asia Pacific to EMEA for comparative purposes.
(d)Acquisitions, dispositions, and other in 2022 includes the loss on deconsolidation of the Company's Russian businesses of $27 million.
(e)Acquisitions, dispositions, and other in 2023 includes the loss on sale of a small individual financial advisory business in Canada of $19 million.